Exhibit 10.1

Lumera Corporation
19910 North Creek Parkway, Suite 100
Bothell, Washington 98011

August 20, 2007

By hand delivery

Thomas D. Mino

Dear Tom:

    As we have discussed, your employment with Lumera Corporation (the “Company”) has terminated, effective as of August 14, 2007 (the “Separation Date”). You have also agreed to resign from the Company’s Board of Directors as of the Separation Date. The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

    1.         Final Salary and Vacation Pay.   You acknowledge that you have received pay for all work you have performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at your final base rate of pay, for the 100.48 vacation hours you had earned, but not used, as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.

    2.         Severance Benefits.   In consideration of your acceptance of this Agreement and subject to your meeting in fhll your obligations under it and under (i) Section 7 (Confidentiality), Section 9 (Restrictive Covenants) and Section 10 (Inventions, Creations and Discoveries) of the First Amended and Restated Employment Agreement between you and the Company, dated as of September 3, 2004 (the “Employment Agreement”), the Company will provide you the following severance pay and benefits:

        (a)  As a special accommodation to you, the Company will pay you $200,000.00 (less applicable withholdings) in a single lump sum on that date which is five business days following the later of the effective date of this Agreement (which shall be the eighth calendar day following your signing) or the date one fully executed counterpart of this Agreement is received by the Company. In addition, the Company will pay you an amount equal to your fInal base salary less $200,000.00, which amount shall be paid to you in approximately equal installments (less applicable withholdings) at the Company’s regular payroll periods during the twelve month period immediately following the Separation Date. The first such payment will be made on the Company’s next regular payday which follows the date payment of the lump sum is made to you and that first payment shall be retroactive to the day immediately following the Separation Date.

        (b)  If you were enrolled in the Company’s medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents inthose plans for a period of time under the federal law known as “COBRA.” If you do so by signing and returning a COBRA election form no later than the effective date of this Agreement, then, until the conclusion of the Severance Pay Period or, if earlier, until the date you begin new employment, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans at the same rate that it contributes to the premium cost of coverage of active employees and their eligible dependents. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost by payroll deduction. You agree to notify the Company immediately if you begin new employment during the Severance Pay Period and to repay promptly any excess contributions made by the Company. After the Company’s contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee.

        (c)  Notwithstanding anything to the contrary contained in the Company’s stock option plans or any option grant certificate issued to you, those options to purchase shares of the common stock of the Company held by you that are vested and exercisable as of the Separation Date shall remain exercisable through and including that date which is 90 days following the termination of your consulting relationship with the Company. Except as otherwise expressly provided in this Section 2(c), the terms and conditions of your options shall remain unchanged and shall be governed by the applicable terms of the Company’s stock option plans, the certificate(s) of grant pursuant to which your options were issued and any other restrictions or provisions generally applicable to the Company options.

    3.         Consulting Arrangement.   Subject to the terms and conditions herein, you shall serve as a consultant to the Company for an initial period of ten months commencing September 1, 2007 (the “Initial Consulting Period”). In your capacity as a consultant to the Company, you shall be available to provide services to the Company up to 20 hours per month. In connection with providing these services, you shall be paid $10,000.00 per month (less applicable withholdings) at the Company’s regular payroll periods during the Initial Consulting Period. In addition, the Company shall continue to provide you with a cellular phone and a lumera.com email address. You will not be provided an office at the Company’s headquarters, but you shall be given phone (including maintenance of your current number and voicemail) and computer access at the Company’s headquarters as your duties require. Following the Initial Consulting Period, your consulting relationship with the Company shall continue until terminated by you or the Company upon 5 business days’ notice to the other party. No additional compensation shall be owed to you in respect of any services you provide to the Company following the Initial Consulting Period. Notwithstanding the foregoing, the Company may immediately terminate your consulting arrangement at any time upon notice to you for Cause, at which time no further payment will be due to you as a consultant other than payment in respect of services you have provided to the Company and have not been compensated for, payable at the rate of $500 per hour. “Cause” shall mean your (a) conviction of a felony or other serious misconduct, (b) willful or persistent failure to follow the direction of the Company’s executive officers in the performance of your duties as a consultant to the Company, or (c) material breach of this Agreement

    4.        Withholding.   All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

    5.        Acknowledgement of Full Payment.   You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company, services provided pursuant to Section 3 of this Agreement or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

    6.         Status of Employee Benefits, Paid Time Off and Stock Options.   Except as otherwise expressly provided in paragraph 2(b) of this Agreement, your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. For the sake of clarity, your consulting relationship with the Company will not entitle you to any compensation or benefits other than as explicitly set forth in this Agreement. Your rights and obligations with respect to any stock options granted to you by the Company which the Company has agreed pursuant to paragraph 2(c) to extend the time for exercise shall otherwise be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. All stock options which are unvested as of the Separation Date have been cancelled as of that date and you agree to return, no later than the effective date of this Agreement, the stock option certificates for all stock options granted to you which were unvested on the Separation Date. Please note that you should consult with your own tax advisor regarding the tax implications of your exercise of the option, which may result in taxable income to you as of the date of exercise.

    7.         Non-Disparagement.   You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except (i) to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others or (ii) as required by order of a court of competent jurisdiction or to the extent necessary to comply with required reporting of this Agreement to governmental administrative, regulatory or taxing authorities or (iii) as otherwise required by law. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

    8.         Return of Company Documents and Other Property.   In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control, other than those items that are reasonably required to perform your duties as a consultant as determined by the Board. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise), other than as set forth above. Recognizing that your employment with the Company has ended, you agree that you will not for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, other than to access your lumera.com email account in connection with your consulting activities. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. No later than 5 business days following the termination of your consulting relationship with the Company, or at any time upon request of the Company, you will return to the Company any and all documents, materials, information and other property of the Company, including without limitation any such documents or materials created by you during the term of your consulting relationship with the Company, still in your possession or control,

    9.        Release of Claims.

        (a)  In consideration of the severance pay and other benefits to be provided you in accordance with this Agreement, to which you are not otherwise entitled, you hereby release and forever discharge the Company and its subsidiaries and other affiliates, all of the respective past, present and future officers, directors, shareholders, partners, members, managers, employees, agents, representatives, successors and assigns of the foregoing and all others connected with any of them (all, collectively, the “Company Released”), both individually and in their official capacities, from any and all causes of action, rights or claims which you have had in the past, now have, or might now have, whether known or unknown, through the date of your signing of this Agreement, in any way resulting from, arising out of or connected with your employment by the Company or its termination or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and the fair employment practices statutes of the state or states in which you have worked for the Company or any of its subsidiaries or other affiliates, each as amended).

        (b)  This Agreement, including the release of claims set forth in this Section 8, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

    10.  Miscellaneous.

        (a)  This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only Section 7, Section 9 and Section 10 of the Employment Agreement, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

        (b)     This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

        (c)     The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned on your continued full performance of your obligations under this Agreement and under Section 7, Section 9 and Section 10 of the Employment Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you reccivé it. You may revoke this Agreement at any time during the seven-<lay period immediately following the date ofyoursignhig. 1fyou do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally- binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

LUMERA CORPORATION

By:	/s/ C. JAMES JUDSON

C.James Judson Chairman of the Board of Directors

Accepted and Agreed
/s/ THOMAS D. MINO

Thomas D. Mino